Exhibit 99.1

CSK AUTO CORPORATION INVESTOR PRESENTATION TO BE
AVAILABLE ON WEBSITE

PHOENIX, AZ, October 15, 2003 —CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, will be posting the slides included in its current investor presentation package used by the Company’s senior management on its website.

The slides will be available to interested parties on October 17, 2003 through the Company’s website at www.cskauto.com by pointing one’s browser and clicking on “Company,” “Investor Info” and then “Fiscal 2003 Q2 Investor Presentation.”

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of August 3, 2003, the Company operated 1,108 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Contact:	Don Watson (602) 631-7224